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                                                                     EXHIBIT 5.1

                        [MAPLES AND CALDER LETTERHEAD]

To:   Scottish Annuity & Life Holdings, Ltd.
      Ugland House                                            26th October, 1998
      113 South Church Street
      George Town, Grand Cayman
      Cayman Islands


Dear Sirs,

Re:  Underwritten Offering of up to 19,262,500 Ordinary Shares, par value $.01
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per share (the "Ordinary Shares"), of Scottish Annuity & Life Holdings, Ltd.
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We have acted as counsel as to Cayman Islands law to Scottish Annuity & Life
Holdings, Ltd. (the "Company") in connection with transaction agreements referred to below and we issue this opinion at the request of the Company. We have reviewed, inter alia, originals or final drafts of the following document:

(A) the Certificate of Incorporation and Memorandum and Articles of Association of the Company as adopted on 4th June, 1998;


(B) the Resolutions of the Director of the Company dated 9th June, and 18th June, 1998, 2nd September, 1998 and 7th October, 1998 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

(C) the draft Underwriting Agreement to be entered into between the Company and the Underwriters (the "Underwriting Agreement") as sent to us by Cleary Gottlieb Steen & Hamilton by fax on 7th October, 1998;

(D) the Registration Statement on Form S-1 filed by the Company (the "Registration Statement"); and

(E) a Director's Certificate from a Director of the Company (the "Director's Certificate").

The following opinion is given only as to circumstances existing on the date hereof and known to us and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the accuracy of the Director's Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:
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(a)  the Underwriting Agreement has been or, as the case may be, will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and is, or will be legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under the laws of the State of New York ("New York") and all other relevant laws (other than the laws of the Cayman Islands);

(b) the choice of New York law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

(c) copy documents or the forms of documents provided to us are true copies of, or in the final forms of, the originals;

(d)  the genuineness of all signatures;

(e) the power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Underwriting Agreement;

(f) that all preconditions to the obligations of the parties to the Agreement have been satisfied or duly waived and there has been no breach of the terms of the said Underwriting Agreement;

(g) no exceptional circumstances exist which give rise to the lifting of the corporate veil;

(h) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing, specifically, we have made no independent investigation of the laws of New York.

Based upon and subject to the foregoing and having regard to such legal considerations as we deem relevant, we are of the opinion that the issue of the Ordinary Shares is duly authorized and, when the Registration Statement filed by the Company to effect the registration of the Ordinary Shares under the Securities Act of 1933, as amended, has been declared effective by the Securities and Exchange Commission and the Ordinary Shares are issued and delivered to the Underwriters in accordance with the Underwriting Agreement against payment of the consideration therefor as provided therein and as contemplated by the Registration Statement, the Ordinary Shares will be duly authorized, validly issued, fully paid and nonassessable.

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Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise or with regard to the commercial terms of the said documents.

This opinion is furnished by us, as counsel for the Company, to you solely for the benefit of the Company and solely with respect to the Registration Statement and the Prospectus, upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us under caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Yours faithfully,

/s/ Maples and Calder

MAPLES AND CALDER
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